EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2007, relating to the financial statements and financial highlights that appear in the October 31, 2007 Annual Report to Shareholders of American Independence Funds Trust which are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings "Independent Registered Public Accounting Firm and Counsel", "Financial Statements" and "Financial Highlights" in such Registration Statement.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Chicago, Illinois
February 29, 2008